U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

   Chase Venture Capital Associates, LLC ("CVCA, LLC") (FN 1)
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)


   c/o Chase Capital Partners
   380 Madison Avenue-12th Floor
--------------------------------------------------------------------------------
                                    (Street)


  New York              New York                10017
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   StarMedia Network, Inc. ("STRM")
================================================================================
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


================================================================================
4. Statement for Month/Year

   January 2000
================================================================================
5. If Amendment, Date of Original (Month/Year)

   May 1999
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)


================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|  Form filed by one Reporting Person
   |X|  Form filed by more than one Reporting Person

================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               5/26/99         P              360,000      A     $15.00    11,738,333     D (FN 2)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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
Explanation of Responses:

(1) Pursuant to an internal reorganization effective as of January 1, 2000, (i) Chase Venture Capital Associates, LLC ("CVCA, LLC") became the successor to Chase Venture Capital Associates, LP ("CVCA, LP"), (ii) CCP-SBIC Manager, LLC, a newly organized wholly-owned subsidiary of Chase Capital Partners ("CCP"), became the managing member of CVCA, LLC, and (iii) CCP-CMC Consolidating, LLC ("Consolidating"), a newly-organized affiliate of CCP, became the non-managing member of CVCA, LLC. CCP is the managing member of Consolidating, and pursuant to a master advisory agreement with CCP-SBIC Manager, LLC and Consolidating, the manager, by delegation, of CVCA, LLC. Prior to the internal reorganization, CCP was the general partner, and the sole shareholder of Consolidating was the limited partner, of CVCA, LP. The internal reorganization changed CVCA, LP's name and form of organization but did not alter the proportionate interests of its ultimate security holders.

(2) Flatiron Associates LLC (f/k/a Friends of Flatiron, LLC), Flatiron Fund 1998/99, LLC and Flatiron Partners LLC (collectively, the "Flatiron Investors") and/or affiliates of the Flatiron Investors (collectively, the "Flatiron Group") are parties to certain co-investment arrangements with affiliates of CVCA, LLC (the "Chase Entities"). The parties to such arrangements have agreed to a venture capital investment program for the purpose of making private investments primarily in the equity and equity-related securities of early stage Internet companies (the "Program"). In substance, the Program is similar to a typical venture capital investment firm, with certain Flatiron Investors receiving the equivalent of a standard carried interest from the Chase Entities. Upon the occurrence of certain contingencies that are outside the control of the Chase Entities, certain Chase Entities may acquire a pecuniary interest in the investments made by the Flatiron Investors. None of the Chase Entities presently has any beneficial or pecuniary interest in the shares of the Issuer held by the Flatiron Investors.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Chase Venture Capital Associates, LLC                         2/   /2000
---------------------------------------------            -----------------------
** Signature of Reporting Person                                  Date

By: Chase Capital Partners, as Manager


By: /s/
    ----------------------------------------------

Title: _________________ of Chase Capital Partners


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

---------------------------------------------------------------------------------------------
                                              Statement
Name and Address of                              for        Issuer Name, Ticker    Title of
 Reporting Person    Designated Reporter(1)   month/year     or Trading Symbol     Security
---------------------------------------------------------------------------------------------
Ana Carolina Aidar       Chase Venture       January,     StarMedia Network,     Common Stock
c/o Chase Capital     Capital Associates,      2000         Inc. ("STRM")
Partners                      LLC
Rua Verbo Divino,
1400
Sao Paulo, Brazil,
SP 04719-002
---------------------------------------------------------------------------------------------
John R. Baron            Chase Venture       January,     StarMedia Network,     Common Stock
c/o Chase Capital     Capital Associates,      2000         Inc. ("STRM")
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------
Christopher  C.          Chase Venture       January,     StarMedia Network,     Common Stock
Behrens               Capital Associates,      2000         Inc. ("STRM")
c/o Chase Capital             LLC
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------
Mitchell J. Blutt        Chase Venture       January,     StarMedia Network,     Common Stock
c/o Chase Capital     Capital Associates,      2000         Inc. ("STRM")
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------
David S. Britts          Chase Venture       January,     StarMedia Network,     Common Stock
c/o Chase Capital     Capital Associates,      2000         Inc. ("STRM")
Partners                      LLC
50 California Street
San Francisco, CA
94111
---------------------------------------------------------------------------------------------
Arnold L. Chavkin        Chase Venture       January,     StarMedia Network,     Common Stock
c/o Chase Capital     Capital Associates,      2000         Inc. ("STRM")
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------
David J. Gilbert         Chase Venture       January,     StarMedia Network,     Common Stock
c/o Chase Capital     Capital Associates,      2000         Inc. ("STRM")
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY  10017
---------------------------------------------------------------------------------------------
Eric A. Green            Chase Venture       January,     StarMedia Network,     Common Stock
c/o Chase Capital     Capital Associates,      2000         Inc. ("STRM")
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY  10017
---------------------------------------------------------------------------------------------
Michael R. Hannon        Chase Venture       January,     StarMedia Network,     Common Stock
c/o Chase Capital     Capital Associates,      2000         Inc. ("STRM")
Partners                      LLC
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
                              Amount of
                              Securities    Ownership Form:                        Disclaims
Name and Address of          Beneficially    Direct (D) or    Nature of Indirect   Pecuniary
 Reporting Person               Owned        Indirect (I)    Beneficial Ownership  Interest
---------------------------------------------------------------------------------------------
Ana Carolina Aidar             11,738,333        I              See Explanatory        No
c/o Chase Capital                                               Note 2 below
Partners
Rua Verbo Divino,
1400
Sao Paulo, Brazil,
SP 04719-002
---------------------------------------------------------------------------------------------
John R. Baron                  11,738,333        I              See Explanatory        No
c/o Chase Capital                                               Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------
Christopher  C.                11,738,333        I              See Explanatory        No
Behrens                                                         Note 2 below
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------
Mitchell J. Blutt              11,738,333        I              See Explanatory        No
c/o Chase Capital                                               Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------
David S. Britts                11,738,333        I              See Explanatory        Yes
c/o Chase Capital                                               Note 2 below
Partners
50 California Street
San Francisco, CA
94111
---------------------------------------------------------------------------------------------
Arnold L. Chavkin              11,738,333        I              See Explanatory        No
c/o Chase Capital                                               Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------
David J. Gilbert               11,738,333        I              See Explanatory        Yes
c/o Chase Capital                                               Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY  10017
---------------------------------------------------------------------------------------------
Eric A. Green                  11,738,333        I              See Explanatory        Yes
c/o Chase Capital                                               Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY  10017
---------------------------------------------------------------------------------------------
Michael R. Hannon              11,738,333        I              See Explanatory        No
c/o Chase Capital                                               Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------

Donald J. Hofmann        Chase Venture        January,     StarMedia Network,      Common Stock
c/o Chase Capital           Capital             2000          Inc. ("STRM")
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------
Jonathan Meggs           Chase Venture        January,     StarMedia Network,      Common Stock
c/o Chase Capital           Capital             2000          Inc. ("STRM")
Partners                Associates, LLC
125 London Wall
London EC2Y 5AJ,
United Kingdom
-------------------------------------------------------------------------------------------------
Stephen P. Murray        Chase Venture        January,     StarMedia Network,      Common Stock
c/o Chase Capital           Capital             2000          Inc. ("STRM")
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------
John M.B. O'Connor       Chase Venture        January,     StarMedia Network,      Common Stock
c/o Chase Capital           Capital             2000          Inc. ("STRM")
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------
Bob Rugggiero            Chase Venture        January,     StarMedia Network,      Common Stock
c/o Chase Capital           Capital             2000          Inc. ("STRM")
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------
Susan L. Segal           Chase Venture        January,     StarMedia Network,      Common Stock
c/o Chase Capital           Capital             2000          Inc. ("STRM")
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------
Shahan D. Soghikian      Chase Venture        January,     StarMedia Network,      Common Stock
c/o Chase Capital           Capital             2000          Inc. ("STRM")
Partners                Associates, LLC
50 California
Street, Suite 2940
San Francisco, CA
94111
-------------------------------------------------------------------------------------------------
Lindsay Stuart           Chase Venture        January,     StarMedia Network,      Common Stock
c/o Chase Capital           Capital             2000          Inc. ("STRM")
Partners                Associates, LLC
125 London Wall
London EC2Y 5AJ,
United Kingdom
-------------------------------------------------------------------------------------------------
Patrick Sullivan         Chase Venture        January,     StarMedia Network,      Common Stock
c/o Chase Capital           Capital             2000          Inc. ("STRM")
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------
Jeffrey C. Walker        Chase Venture        January,     StarMedia Network,      Common Stock
c/o Chase Capital           Capital             2000          Inc. ("STRM")
Partners                Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
Donald J. Hofmann         11,738,333           I         See Explanatory             No
c/o Chase Capital                                        Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------
Jonathan Meggs            11,738,333           I         See Explanatory             Yes
c/o Chase Capital                                        Note 2 below
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
--------------------------------------------------------------------------------------------
Stephen P. Murray         11,738,333           I         See Explanatory             No
c/o Chase Capital                                        Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------
John M.B. O'Connor        11,738,333           I         See Explanatory             No
c/o Chase Capital                                        Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------
Bob Rugggiero             11,738,333           I         See Explanatory             No
c/o Chase Capital                                        Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------
Susan L. Segal            11,738,333           I         See Explanatory             No
c/o Chase Capital                                        Notes 2 and 3 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------
Shahan D. Soghikian       11,738,333           I         See Explanatory             No
c/o Chase Capital                                        Note 2 below
Partners
50 California
Street, Suite 2940
San Francisco, CA
94111
--------------------------------------------------------------------------------------------
Lindsay Stuart            11,738,333           I         See Explanatory             No
c/o Chase Capital                                        Note 2 below
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
--------------------------------------------------------------------------------------------
Patrick Sullivan          11,738,333           I         See Explanatory             Yes
c/o Chase Capital                                        Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------
Jeffrey C. Walker         11,738,333           I         See Explanatory             No
c/o Chase Capital                                        Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
Timothy J. Walsh        Chase Venture      January, 2000   StarMedia Network,     Common Stock
c/o Chase Capital          Capital                            Inc. ("STRM")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------
Richard D. Waters       Chase Venture      January, 2000   StarMedia Network,     Common Stock
c/o Chase Capital          Capital                            Inc. ("STRM")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------
Damion E. Wicker        Chase Venture      January, 2000   StarMedia Network,     Common Stock
c/o Chase Capital          Capital                            Inc. ("STRM")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------
CCP European            Chase Venture     January, 2000    StarMedia Network,     Common Stock
Principals, LLC            Capital                            Inc. ("STRM")
c/o Chase Capital      Associates, LLC
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------
CCP Principals, LLC     Chase Venture     January, 2000    StarMedia Network,     Common Stock
c/o Chase Capital          Capital                            Inc. ("STRM")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------
Chase Capital           Chase Venture     January, 2000    StarMedia Network,     Common Stock
Corporation                Capital                            Inc. ("STRM")
c/o Chase Capital      Associates, LLC
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------
The Chase Manhattan     Chase Venture     January, 2000    StarMedia Network,     Common Stock
Corporation                Capital                            Inc. ("STRM")
270 Park Avenue        Associates, LLC
35th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------
Chase Capital           Chase Venture     January, 2000    StarMedia Network,     Common Stock
Partners                   Capital                            Inc. ("STRM")
380 Madison Avenue     Associates, LLC
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------
CCP-SBIC Manager, LLC   Chase Venture     January, 2000    StarMedia Network,     Common Stock
c/o Chase Capital          Capital                            Inc. ("STRM")
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
Timothy J. Walsh          11,738,333           I            See Explanatory          No
c/o Chase Capital                                           Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------
Richard D. Waters         11,738,333           I            See Explanatory          Yes
c/o Chase Capital                                           Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------
Damion E. Wicker          11,738,333           I            See Explanatory          No
c/o Chase Capital                                           Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------
CCP European              11,738,333           I            See Explanatory          No
Principals, LLC                                             Note 2 below
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------
CCP Principals, LLC       11,738,333           I            See Explanatory          No
c/o Chase Capital                                           Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------
Chase Capital             11,738,333           I            See Explanatory          No
Corporation                                                 Note 2 below
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------
The Chase Manhattan       11,738,333           I            See Explanatory          No
Corporation                                                 Note
270 Park Avenue                                             4 below
35th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------
Chase Capital             11,738,333           I            See Explanatory          No
Partners                                                    Note 5 below
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------
CCP-SBIC Manager, LLC     11,738,333           I            See Explanatory          No
c/o Chase Capital                                           Note 6 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
CCP-CMC                   Chase Venture      January, 2000   StarMedia Network,     Common Stock
Consolidating, LLC           Capital                            Inc. ("STRM")
c/o Chase Capital        Associates, LLC
Partners
380 Madison Avenue
New York, NY  10017
-------------------------------------------------------------------------------------------------
I. Robert Greene          Chase Venture      January, 2000   StarMedia Network,     Common Stock
c/o Flatiron                 Capital                            Inc. ("STRM")
Partners                 Associates, LLC
257 Park Avenue
South 12th Floor
New York, NY 10010
-------------------------------------------------------------------------------------------------
Brian J. Richmand         Chase Venture      January, 2000   StarMedia Network,     Common Stock
c/o Chase Capital            Capital                            Inc. ("STRM")
Partners                 Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------
Jonas Steinmann           Chase Venture      January, 2000   StarMedia Network,     Common Stock
c/o Chase Capital            Capital                            Inc. ("STRM")
Partners                 Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
CCP-CMC                     11,738,333         I            See Explanatory           No
Consolidating, LLC                                          Note 7 below
c/o Chase Capital
Partners
380 Madison Avenue
New York, NY  10017
--------------------------------------------------------------------------------------------
I. Robert Greene            11,738,333         I            See Explanatory           No
c/o Flatiron                                                Note 8 below
Partners
257 Park Avenue
South 12th Floor
New York, NY 10010
--------------------------------------------------------------------------------------------
Brian J. Richmand           11,738,333         I            See Explanatory           No
c/o Chase Capital                                           Note 9 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------
Jonas Steinmann             11,738,333         I            See Explanatory           No
c/o Chase Capital                                           Note 10 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
--------------------------------------------------------------------------------------------

Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is the sole managing member of (a) CCP-SBIC Manager, LLC ("CCP-SBIC"), the sole managing member of CVCA, LLC and
(b) CCP-CMC Consolidating, LLC ("Consolidating"), the non-managing member of CVCA, LLC. CCP is also the manager, by delegation, of CVCA, LLC, pursuant to an advisory agreement with CCP-SBIC and Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including internal rate of return and vesting of interests within CCP and CVCA, LLC.

3) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he is a partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC. The reporting person is a director of the Issuer.

4) The amounts shown in Tables I and II represent beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole stockholder of Chase Capital Corporation, a general partner of CCP, the sole managing member of CVCA, LLC and the manager, by delegation, of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

5) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of
(a) CCP-SBIC, the sole managing member of CVCA and (b) Consolidating, the non-managing member of CVCA, LLC. CCP is also the manager, by delegation, of CVCA, LLC pursuant to an advisory agreement with CCP-SBIC and Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

6) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CVCA, LLC.

7) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole non-managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

8) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

9) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC, until December 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

10) The amount shown in Table I represents the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC, and the manager, by delegation, of CVCA, LLC, until July 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.


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